23(d)(1)(h)(i)	Investment Advisory Agreement (Amendment) — Transamerica PIMCO Real Return TIPS dated 7-1-09

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AMENDMENT TO INVESTMENT ADVISORY AGREEMENT BETWEEN
TRANSAMERICA FUNDS AND
TRANSAMERICA ASSET MANAGEMENT, INC.
          THIS AMENDMENT is made as of July 1, 2009 to the Investment Advisory Agreement dated March 1, 2003, as amended, between Transamerica Funds and Transamerica Asset Management, Inc. (“TAM”), on behalf of Transamerica PIMCO Real Return TIPS. In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	Compensation. Any reference to compensation of TAM by Transamerica PIMCO Real Return TIPS is now revised to reflect the following advisory fees:
0.70% of average daily net assets of the first $250 million; 0.65% of average daily net assets over $250 million up to $750 million; 0.60% of average daily net assets over $750 million up to $1 billion; and 0.55% of average daily net assets in excess of $1 billion.
          In all other respects, the Investment Advisory Agreement dated as of March 1, 2003, as amended, is confirmed and remains in full force and effect.
          IN WITNESS HEREOF, the parties hereto have caused this amendment to be executed as of July 1, 2009.

ATTEST:	TRANSAMERICA ASSET MANAGEMENT, INC.

By:	By:	/s/ Dennis P. Gallagher

Name:	Name:	Dennis P. Gallagher

Title:	Title:	Vice President, General Counsel and Secretary

ATTEST:	TRANSAMERICA FUNDS

By:	By:	/s/ Christopher A. Staples

Name:	Name:	Christopher A. Staples

Title:	Title:	Senior Vice President

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